UNITED STATES                        OMB APPROVAL
          SECURITIES AND EXCHANGE COMMISSION        OMB Number: 3235-0145
                Washington, D.C. 20549              Expires: December 31, 1997
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                             SCHEDULE 13G
                    INFORMATION STATEMENT PURSUANT
                       TO RULES 13d-1 AND 13d-2


               UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          Mid Ocean Limited
- --------------------------------------------------------------------------
                           (Name of Issuer)

          Class A Ordinary Shares, par value $.20 per share
- --------------------------------------------------------------------------
                    (Title of Class of Securities)

                              G6106110 0
- -------------------------------------------------------------------------
                            (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  G6106110 0          13G                   Page 2 of 6



1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kamehameha Schools/Bernice P. Bishop Estate
- ---------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]
                                                              (b) [ ]
- ---------------------------------------------------------------------
3     SEC USE ONLY

- ---------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Hawaii
- ---------------------------------------------------------------------

                         5    SOLE VOTING POWER
       NUMBER OF
        SHARES                   1,860,000
      BENEFICIALLY       --------------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH
       REPORTING               --
        PERSON           --------------------------------------------
         WITH            7    SOLE DISPOSITIVE POWER

                               --
                         --------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                               --
                         --------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,860,000
- ---------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*
                                                                 [ ]
- --------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      EXCLUDES CERTAIN SHARES *

                  5.7%
- ---------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          00 - Educational Trust
- ---------------------------------------------------------------------


                 * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.           (a)  Name of Issuer

                       Mid Ocean Limited

                  (b)  Address of Issuer's Principal Executive Offices

                       Richmond House
                       12 Par-la-Ville Road
                       Hamilton HM 08, Bermuda

Item 2.           (a)  Name of Person Filing

                       Kamehameha Schools/Bernice P. Bishop Estate

                  (b) Address of Principal Business Office, or, if none, Residence

                       Suite 200
                       567 South King Street
                       Honolulu, Hawaii 96801

                  (c)  Citizenship

                       State of Hawaii

                  (d)  Title of Class of Securities

                       Class A Ordinary Shares, par value $.20
                       per share

                  (e)  CUSIP Number

                       G6106110 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under Section 15 of the Act

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

                  (a)   Amount Beneficially Owned

                        1,860,000

                  (b)   Percent of Class

                        5.7%

                  (c)   Number of shares as to which such person has:

                        (i)   sole power to vote or to direct the vote:

                                1,860,000

                        (ii)  shared power to vote or to direct the vote:

                              0

                        (iii) sole power to dispose or to direct the
                              disposition of:

                              1,860,000

                         (iv) shared power to dispose or to direct the
                              disposition of:

                              0

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable


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                                                        Page 5 of 6

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
         Holding Company

         Not applicable

Item 8.  Identification and Classification of Members of the Group

         Not applicable

Item 9.  Notice of Dissolution of Group

         Not applicable

Item 10. Certification

         Not applicable


                       [Signature on next page]

                               SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 11, 1996


                              KAMEHAMEHA SCHOOLS/BERNICE P.
                              BISHOP ESTATE

                                By /s/ Henry H. Peters
                                  -----------------------------------
                                  Name:   Henry H. Peters
                                  Title:  Treasurer